Exhibit 10.41

February 5, 2020

Mr. Gary Hendrickson

Re:	Chairman IPO Award

Dear Gary:

As you are aware, CPG Newco LLC (to be converted to a corporation named The Azek Company Inc., the “Company”) is contemplating an initial public offering (“IPO”) of its shares of common stock, par value $0.001 (“Shares”). In recognition of the services that you are expected to provide as the Chair of the Company’s Board of Directors (the “Board”) following the IPO, the Board of Directors of AOT Building Products GP Corp. (“GP Board”), in its capacity as General Partner of AOT Building Products, L.P., which is indirectly the sole member and manager of the Company, has determined that you will be entitled to an award in connection with the IPO subject to the terms described below.

On the closing of the Company’s IPO (the “Closing”), subject to your continued service on the GP Board through the Closing, the Company will grant you options to purchase Shares (the “Options”). The number of Options will equal 0.35% of the Company’s Shares outstanding (on a fully diluted basis) on the Closing and each Option will have an exercise price equal to the price at which a Share is offered in the IPO. The Options will vest in substantially equal installments on each of the first four anniversaries of the Closing, subject to your continued service as Chair of the Board, and will be subject to the other terms and conditions set forth in the Company’s equity plan under which the Options will be granted. The Options will be in addition to any regular fees to which you are entitled for service on the Board (or a committee of the Board), but will be in lieu of (i) any additional compensation to which you would otherwise be entitled for service as Chair until the Options are vested in full and (ii) any inaugural grant to members of the Board in connection with the IPO.

This letter agreement, which will be governed by and construed in accordance with the laws of the state of Delaware, sets forth the entire agreement between you and the Company (and its affiliates) regarding the Options and supersedes any other discussions or agreements regarding the matters addressed herein. Nothing in this letter agreement suggests a guaranteed period of service on the GP Board or Board. If the IPO does not close for any reason, or if your service on the GP Board ends before the Closing for any reason, then this letter agreement will be void ab initio and will have no further force or effect. This letter agreement may be executed in several counterparts (including, without limitation, by facsimile, PDF or electronic transmission), each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

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To indicate your agreement with the foregoing, please sign and return this letter agreement to me. This letter agreement will become effective as of the date on which you sign below.

Very truly yours,

CPG NEWCO LLC

By:	/s/ Ralph Nicoletti
	Name:	Ralph Nicoletti
	Title:	Chief Financial Officer

Accepted and Agreed:

/s/ Gary Hendrickson
Name:	Gary Hendrickson

Date:	2/5/2020

[Signature Page to Letter Agreement]